Exhibit 99.1

Transcript of

Mannatech, Inc. (MTEX)

Second Quarter 2008 Earnings Conference Call

August 8, 2008

Participants

Executives

Gary M. Spinell - Vice President of Finance and Corporate Communications

Wayne Badovinus - President and Chief Executive Officer

Stephen D. Fenstermacher - Chief Financial Officer

Analysts

Peter Park - Park West Asset Management LLC

Thomas Quinn – Mannatech, Inc.

Lincoln Picker

Presentation

Operator

Greetings and welcome to the Mannatech Incorporated second quarter 2008 earnings conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press “*0” on your telephone keypad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host for today’s call, the new President and CEO Mr. Wayne Badovinus. Now I would like to introduce our moderator for the call today, Mr. Gary Spinell, Vice President of Finance and Corporate Communications. Thank you Mr. Spinell. You may begin.

Gary M. Spinell – Mannatech, Inc. – Vice President of Finance and Corporate Communications

Thank you. Good morning everyone. This is Gary Spinell and welcome to Mannatech’s second quarter 2008 earnings call. Before we begin the call I would first read the Safe Harbor statement. During this conference call we may make forward-looking statements which can involve future events or future financial performance. Forward-looking statements generally can be identified by the use of phrases or terminology such as “will continue”. “may”, “believe”, “intend”, “expects”, “potential”, “should”, and “plan” or other similar words or the negative of such terminology. We caution listeners that such forward-looking statements are subject to certain events, risks, uncertainties, and other factors and speak only as of today. We also refer our listeners to review our SEC submission. Thanks and now what I am going to do and excuse me I have the distinct honor to introduce Mannatech’s new President and CEO, Mr. Wayne Badovinus.

Wayne Badovinus – Mannatech, Inc. – President and Chief Executive Officer

Thank you Gary. Hello and good morning to everyone. This is Wayne Badovinus, the new President and CEO of Mannatech. It is an honor to be here and speak with you today. Since this is my first earnings call with Mannatech I want to briefly introduce myself. I come with 43 years experience in major companies exhibiting special brand identities such as Nordstrom, Eddie Bauer and Williams-Sonoma. In each of these companies the spotlight was on excellent customer service, high quality products, and profitability. Mannatech is no different than those companies that were founded on their high quality attributes, yet today Mannatech is somewhat different due to its major challenges. I will discuss these challenges in a few minutes.

As we reported, second quarter 2008 sales and earnings continued their declining trend. Sales were $86.8 million, a decrease of 22.3% versus second quarter 2007. This compares to last year’s sales of $111.7 million. Most of the sales shortfall came from our North American market, which showed a decrease of 31.8% versus the prior year. Three factors contributed to this sales underperformance in the domestic market. The Texas Attorney General’s litigation, a new focus on the wellness industry impacted all associates and members, and a slowing US economy.

International sales were slightly below prior year down 2.2%. This was also primarily due to the slowing economy worldwide. We reported a net loss in the second quarter of $10.5 million or $0.40 per diluted share. This compares to net income of $1.5 million or $0.06 earnings per diluted share for the second quarter 2007. Net income was impacted by a number of accruals for litigation and severance expenses. We recorded a pre-tax loss of $16.9 million in the quarter compared to pre-tax income of $2.6 million for last year’s second quarter. Steve Fenstermacher, our CFO will discuss the details of our financial performance in a few moments.

Total independent associates and members at the end of the second quarter 2008 were 554,000 on a trailing 12-month period. This represented a decrease of 2.6% year over year. The decrease was primarily due to the drop in domestic recruiting. The domestic market continues to be impacted by the overhang of the Attorney General litigation. The decline in new associates and members of 20.6% was partially offset by higher retention of continuing independent associates and members. Our continuing associates and members count was up 7% or 26,000 people. I think it’s important to note that despite the many business challenges our core of continuing associates have remained loyal to Mannatech and to our products. The auto ship rate which remains over 70% is a reliable indicator of their product loyalty and usage.

Mannatech is at a transition point. The company began as an entrepreneurial enterprise which required a less formal structure and management skill set. Today it requires a different skill set that incorporates rigorous planning, coordination, fine execution and follow through across a rapidly expanding global organization and it will require excellence and accountability at every level of the organization.

There is also a cultural shift that takes place in all companies as they scale. The Board and I believe that my 43 years of experience in building consumer brands for high profile corporations is a good fit with Mannatech’s needs. This fit is important especially for the new culture and the challenges that Mannatech faces today. To turn this business around we have moved quickly and decisively to address the issues.

When I joined the company in late June, I identified two immediate simultaneous priorities to shore up the bottom-line and at the same time to re-energize our sales associates and our employees. The management team and I have made some tough decisions to address profitability. The most difficult one was reducing the corporate head count by 15%. At the same time, we implemented additional strict expense controls which included eliminating any discretionary spending. Every expense category is being challenged. I have also tasked senior management with team accountability for controlling our expenses.

My other urgent priority was to re-energize our employees and independent sales associates. This required immediate and effective two-way communication. Our business similar to other direct selling companies is driven by relationships at the local level. Therefore, the key was to engage our sales associates in their backyards. Their commitment to the company and their confidence that Mannatech is always there to support their efforts is critical to the health of the business.

In early July, we launched a 10 city Whistle-Stop Tour to meet our associates. My time has been spent listening to their concerns and discussing their business building strategies. I also assure them that they can focus 100% of their time on recruiting and their down line. They can feel confident that I have their back in making the corporate office highly efficient. To date, I have met personally with almost 900 associates in Colorado, Texas, Oregon and Missouri. In addition I have spoken with dozens of our top sellers by telephone in the evenings. I have spent one hour each week listening to calls in our customer service area.

We also introduced a CEO series via the webcast to associates. The third edition will be shown next week, but it will require the combined power of our associates in corporate headquarters working together to accelerate change. For that reason I have already held 44 small group meetings at corporate headquarters to reignite enthusiasm. Each meeting was held with approximately 10 employees. We’ve had a dialog about the importance of each of their roles in supporting our associates and the need for excellence in their work.

Our Whistle-Stop Tour is creating excitement and momentum across the organization and I plan to continue these meetings through year-end. My next schedule stops are Seattle and Chicago. I found our associates to be enthusiastic, candid and I believe these meetings have been very productive. For example, a common refrain has been the need to complete an online order with fewer clicks and fewer screens. Since this issue was raised we have made it a top priority to develop faster and more user-friendly website navigation.

Ensuring we meet needs of our associates comes naturally to me; after having spent 14 years at Nordstrom, a company that is synonymous with service excellence. These discussions have pointed to a clear need for improved customer service including upgrading our call center and stream lighting the order process. Service excellence is an essential component of any effective sales organization. To make this a reality we are currently reviewing all of our processes to deliver superior service.

Also, let me make a comment here about any misguided information that may be out there. Although I have extensive retail and catalog business experience, we have absolutely no intention as a company to pursue either of these avenues of distribution. Both businesses would require immense amounts of capital. We currently have a great group of independent associates who are capable of driving sales momentum exponentially once they are focused; we love our channel of distribution.

In addition to these urgent needs, an ongoing priority is to resolve all issues with the Texas Attorney General’s office. As we said on the last conference call, we continue to be actively engaged in discussions with representatives from that office. We believe these meetings have been productive and we expect these discussions to continue and ultimately provide the framework for a satisfactory resolution of this matter.

We are currently developing three major business initiatives; first, to establish Mannatech, the brand as a source for superior quality wellness products; second, to expand on our consumer segments in the sport fitness category, and third, to move more aggressively into the weight loss market. The Mannatech Board hired me because of my depth of experience in driving profitable growth while at the same time building strong consumer brand identity.

Since inception Mannatech has developed leading edge wellness products. Many of our products are acknowledged to be at the forefront of nutritional science; therefore, we have a great foundation to build a successful brand. For the last 10 years Mannatech’s identity has been more synonymous with individual product benefits rather than brand. I believe we have a business opportunity to establish Mannatech in the minds of consumers as a product leader in the wellness industry. We will be addressing this branding opportunity in the months ahead.

In the past two years, the company has increased R&D resources and expertise. We have also expanded the product portfolio beyond its core product group of glyconutrients. These newer products include our unique Optimal Skin Care line and plant derived vitamin/mineral supplement vital matrix. I believe both of these products can obtain a greater portion of market share.

Most recently, we added to our fitness category with our newest product BounceBack. This product is for the daily exercise individual and the weekend fitness weekend warrior. BounceBack has been proven to help relieve the soreness and fitness that follows heavy exercise. A third party research organization will soon be publishing its findings on a double-blind placebo crossover study. That study indicates a considerable reduction in soreness and stiffness when using BounceBack as part of a daily exercise regimen.

A second opportunity lies with our sports-oriented group of products geared to consumers who are athletes. Over the years Mannatech’s sport nutritional supplements have gathered a following by professional athletes who use them on a regular basis to maintain optimal health and performance. The company has created Team Mannatech, a group of 163 current and former professional athletes who use and endorse Mannatech products. There is also a long list of athletes waiting to join the team. Team Mannatech includes many well-known names; basketball legend, Nancy Lieberman and Butch Johnson, former Dallas Cowboys wide receiver are among them.

Sports nutrition today is an $18 billion business and is expected to continue growing over the decade ahead. We intend to enter this market more aggressively by leveraging the combined power of our unique sports products and the voices of Team Mannatech.

We are also moving aggressively into the weight loss market. We will soft launch a new product at our major training convention, MannaQuest in September. This unique product focuses on fat reduction while minimizing the amount of lean muscle loss during a weight loss program. We believe this new product provides a great competitive position in the market. You will hear more about these initiatives in the future.

Now Steve Fenstermacher will discuss our financial performance in more detail. Steve.

Stephen D. Fenstermacher – Mannatech, Inc. – Chief Financial Officer

Thank you Wayne and good morning everyone. The second quarter results for both sales and operating earnings were again below last year. Several significant reserves were included in the quarter reflecting litigation and the recent personnel reduction. Our deficit of $0.40 per share in the second quarter compared unfavorably with the second quarter of 2007 that showed earnings of $0.06 per share.

The second quarter 2008 deficit reflected the decreased level of domestic sales and recruiting which was experienced over the last three months. Although we experienced an operating deficit in the quarter our financial condition continued to include a high level of liquidity. Our balance sheet continued to show essentially no long-term debt and for June 30th, we held over $50 million in total cash.

The continuing slow sales pattern in North America did not have a specific impact on our product cost numbers. Our cost of goods sold rate increased to 15% for the quarter, higher than the 2007 prior year three-month period by seven tenths of one point. Our product cost rates in the middle two quarters last year were somewhat elevated due to customer satisfaction related product giveaways and reserves caused by problems encountered with certain new skin care items.

Rate in the second quarter this year was distorted by inventory reserves taken in several of our international countries related to some market specific product formulations made for those markets only. In addition, reserves were taken for some promotional materials which are in the process of being replaced. Commission and incentives expense was 47.7% in the quarter, an increase by nine tenths of one point compared to the 2007 second quarter. Accrued travel incentive costs were essentially even with last year in rate-to-sales while paid commissions were responsible for the overall rate increase.

Direct paid commissions rose in rate-to-sales reaching 45.3% which was higher than last year by nine tenths of one point. The increase reflected some recent changes in our associate compensation plan which took effect on a staggered timing basis due to regulations in several of our international markets. We expect these changes which are now completely in effect in all markets to help stimulate new recruiting efforts and also to modify slightly the overall commission rate. Part of the increase also reflected changes in product mix, the proportion of sales generated from each country and the mix of pack sales and product sales as well.

We stage our global associate travel incentive qualifying period each year beginning in January and ending in mid-May, during which our independent associates can win great travel packages by increasing their Mannatech businesses above specific growth hurdles. We approve the expected costs for these trips during the first and second quarters while they qualify; so these two quarters usually show heavier incentive charges when compared to the second half quarters. Incentive costs where 2.4% of sales in Q2 which was even against 2007.

Each operating region around the world participates in the travel incentive and each region hosts their associate winners at a specific regional resort as their prize. These trips will take place during the upcoming months.

Total operating cost of $48.9 million accounted for 56.2% of sales. This rate in total was above last year by 19 percentage points, while the actual expense increase was $7.3 million. Depreciation was 3.3% in rate and increased only slightly against last year, as we annualized during the quarter against the computer system lab which occurred in April 2007.

Compared to last year, selling and administrative costs in total were down by $400,000. Last year, these costs were increased due to the high level of contract work required on this system at this time and several consulting projects in our sales and marketing area related to consumer satisfaction as well. In addition, 2008 outgoing freight costs declined due to in part to negotiated rate reductions.

Other operating costs increased due to higher legal, accounting and professional costs compared to Q2 of 2007. You may recall that we announced the settlement pending court approval of the Class Action Lawsuit in March and we recently announced the successful result of a patent infringement suit. We are looking forward to completion of the other suits involving the company and moving forward to address the challenges of growing Mannatech on a global basis.

Our pre-tax loss of $16.9 million was related to all these factors previously discussed and was 19.3% of sales falling from the pre-tax profit of $2.6 million a year ago. Net loss for the quarter was $10.5 million or 12% of sales and our deficit per share was a loss of $0.40 for the quarter. Our balance sheet for June 30 was still strong with $15 million in total cash and essentially no long-term debt.

Current liabilities increased from prior levels due to the greater reserves taken in the second quarter. Equity continued to comprise about half of our capital structure versus last December our ending inventory grew by about $4 million to $27.7 million reflecting two items; first our raw materials balance increased due to deliveries of one proprietary item which shifts only several times per year and finished goods grew due to several items including our re-launched Skin Care Line along with delivery of a number of smaller volume SKUs.

Inventory grew only about $1.6 million when compared to the first quarter balance from March, reflecting the raw material receipt previously mentioned. We paid a dividend of $0.09 per share during the quarter using about $2.4 million of cash. We did not repurchase shares during the second quarter. We do have an allotment from the Board, so under certain market conditions we may engage in additional repurchases. Recent events have continued to constrain us from going into the market for stock buybacks.

In summary we have continuing challenges in the North American market related to sales and associate recruiting; however, with the charges and reserves taken in the second quarter, it is possible that some of our cost challenges may not be behind us.

Thanks for listening to our call and now Wayne has some wrap-up comments.

Wayne Badovinus – Mannatech, Inc. – President and Chief Executive Officer

Thank you Steve. We’ve already taken the initial steps to reverse the profit decline and to renew the enthusiasm and energy of our valued associates. Our Board, management team, employees and valued sales associates are committed to working together with renewed commitment to the Mannatech mission. My personal mantra is institutional excellence and a positive personal mindset. I expect excellence from myself and no less from those around me.

In addition, it is important to understand my and our team’s belief in the power of thinking positively. To be a larger, successful company with strong brand identity requires we think and act like one now. Our positive and planned actions of today create successful results tomorrow. I decided to join Mannatech because of the high quality, proprietary products that enrich the quality of life. To be a part of a company that can make a difference in a customer’s life is a special joy.

Unquestionably there are business and financial challenges, but I have been here before. I have a proven track record in driving profitability and sales to new levels, while at the same time strengthening the company’s brand identity. I believe Mannatech has the right products for the emerging wellness market and we have those products at the right time.

Further, I believe Mannatech will continue to meet the market demands for high quality, innovative products. I further believe Mannatech has a great future in the dynamic wellness market. We are committed to the bright, new future; we are not looking back, so from here we are moving forward completely focused on one goal, becoming the leader in the wellness industry we will create a new Mannatech and now we will take your questions.

Operator

Thank you. We will now conduct a question-and-answer session, in the interest of time please limit yourself to only two questions. If you would like to ask a question, please press “*1” on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press “*2” if you like to remove your question from queue. For participants using speaker equipment it may be necessary to pick up your handset before pressing the “*” key. Once again ladies and gentlemen, to ask a question please press “*1” on your telephone keypad at this time. One moment while we poll for questions. Our first question comes from Peter Park with Park West Asset Management. Please proceed with your question.

Peter Park – Park West Asset Management LLC

Hi, good morning. Can you give us a sense of how much the restructuring and litigation reserves were?

Stephen D. Fenstermacher – Mannatech, Inc. – Chief Financial Officer

This is Steve Fenstermacher. Without going into a great deal of detail, you can see from the changes in our cost structure from year-to-year, that some fairly large reserves and charges were taken during the quarter. I don’t want to get into specific areas making up the charges, but as you heard during the call we went through a very difficult reduction in force here in the office. The company did go to great lengths to make sure that the individuals impacted in that reduction were provided with severance and outplacement services, so obviously this is a considerable portion of the reduction. As well, we have experienced a number of charges in the legal area and our overall professional cost area was up significantly versus last year and we do have several pieces of litigation through which we are continuing to navigate and those were some of the major areas of the overall change.

Peter Park – Park West Asset Management LLC

So when we think about what kind of margins we might have in the third quarter and how much of the operating losses this quarter came from, those two items, can you give us a sense of how to think about the third quarter?

Stephen D. Fenstermacher – Mannatech, Inc. – Chief Financial Officer

In relative terms, yes; these charges and reserves taken in the second quarter were largely responsible, obviously for the large pre-tax deficit that we experienced in the quarter. As we mentioned during the body of the call, we believe that in many ways many of our cost challenges will now be behind us and we do look forward over the next several quarters returning to somewhat more of a normal cost structure.

Peter Park – Park West Asset Management LLC

The $24 million in other operating costs, is that where these two items are?

Stephen D. Fenstermacher – Mannatech, Inc. – Chief Financial Officer

The professional charges, legal accounting and consulting are in that particular category.

Peter Park – Park West Asset Management LLC

Okay, so the restructuring charge for the employee reduction, that shows up in selling and administrative?

Stephen D. Fenstermacher – Mannatech, Inc. – Chief Financial Officer

Yes that’s correct.

Peter Park – Park West Asset Management LLC

Okay, great and then my second question has to do with the linearity of sales during the second quarter, obviously the sales are down quite a bit. Can you give us a sense of how April, May and June went and perhaps July as well? Thank you.

Stephen D. Fenstermacher – Mannatech, Inc. – Chief Financial Officer

I can’t really get into any specifics concerning the July numbers. What we have seen is that as you look through the split between our domestic sales pattern and the international pattern, while we do have some growth going on in certain areas of international markets, there are also several countries with some challenges. So we have not seen a great deal of variability during the second quarter, we can’t go that far and specifically in looking at the numbers of recruits which have declined, there has been a lower level of recruiting edition as you can see within that particular table.

Peter Park – Park West Asset Management LLC

But what I meant was how was April compared to the year ago April, how was May? Did things get worse as the quarter progressed or did things improve as the quarter progressed?

Stephen D. Fenstermacher – Mannatech, Inc. – Chief Financial Officer

Things have been in general fairly flat now for several quarters. There’s not a great deal of variability. Without getting into weekly details, etc., what you see in terms of charting the domestic side if you’ve gone back through the past several quarters we are seeing essentially a flat line.

Peter Park – Park West Asset Management LLC

I don’t understand when you say flat line because sales were down 22% during the quarter. What do you mean?

Stephen D. Fenstermacher – Mannatech, Inc. – Chief Financial Officer

I’m talking about specific trend line, not a specific percentage change against the prior year. Once again, although we mentioned it during the call, the second quarter a year ago had volume of $111.7 million and that was an all time record quarter for the Company. Obviously we are at a different level of businesses at this point, so I’m talking more about how the domestic business has gone quarter-to-quarter-to-quarter, rather than specifically looking at the quarter a year ago, okay.

Peter Park – Park West Asset Management LLC

Okay. Thank you.

Operator

Once again ladies and gentlemen, to ask a question please press “*1” on your telephone keypad. Our next question comes from Thomas Quinn (ph) with Mannatech. Please proceed with your question.

Thomas Quinn – Mannatech, Inc.

Yes, I was wondering if a dividend will be declared for the quarter.

Stephen D. Fenstermacher – Mannatech, Inc. – Chief Financial Officer

This is Steve Fenstermacher again. The dividend is an issue which is considered by our Board of Directors each quarter. A number of factors are examined every quarter as they meet and the Board is scheduled for a meeting in the latter part of August.

Thomas Quinn – Mannatech, Inc.

Okay. Recently you announced dividend twice prior to earlier period, I thought maybe this time you would have made a decision.

Stephen D. Fenstermacher – Mannatech, Inc. – Chief Financial Officer

Well the Board meets at various times through the year, generally on a quarterly basis and the question of dividend is considered at each meeting, but not in between.

Operator

Our next question comes from Lincoln Picker (ph), a private investor. Please proceed with your question.

Lincoln Picker

Yeah, I had a question as to why does Mannatech allow all these websites that are there to slander the Company and its products. Why don’t you make it easier for its associates to get the true story out there about Mannatech?

Wayne Badovinus – Mannatech, Inc. – President and Chief Executive Officer

We are working on ways to allow associates to tell the Mannatech’s story to sell products on a website, but it is not our intent to have our associates take on things that are in or on the web or for us to try to get into web-based arguments about our business. We are looking forward, we are counting on our associates to look forward, we’ve got great proprietary products that benefit customers and we’re going to focus on doing the kind of job that we know we can do to compete in the marketplace. We will not be diverted by people from the bleachers chipping away at the reality of that future.

Lincoln Picker

I know that it’s got to be earning of the company for all those people out there making all those negative statements about our products.

Wayne Badovinus – Mannatech, Inc. – President and Chief Executive Officer

The answer to those people out there is to get out and sell the product and run the business.

Lincoln Picker

Thank you.

Operator

There are no further questions in queue at this time. I would like to turn the call back over to Mr. Badovinus.

Wayne Badovinus – Mannatech, Inc. – President and Chief Executive Officer

Thank you all very much. At this time we’ll close the call.